 Exhibit 99.1

Contacts:	For news media – George Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation Reports Third-Quarter Earnings

•	Company announces third-quarter reported earnings of $0.05 per share and earnings from ongoing operations of $0.52 per share
•	2009 and 2010 earnings forecasts reaffirmed

ALLENTOWN, Pa. (Oct. 29, 2009) ― PPL Corporation (NYSE: PPL) on Thursday (10/29) announced declines in both third-quarter and nine-month reported earnings for 2009, compared with the same periods of 2008. PPL’s earnings from ongoing operations, which exclude the effect of special items, rose in the third quarter but remained lower for the nine-month period, compared with a year ago.

PPL’s reported earnings for the most recent quarter were $0.05 per share, compared with $0.54 per share a year ago. For the first nine months of 2009, PPL’s reported earnings were $0.67 per share, compared with $1.73 per share a year ago.

The primary drivers of the 2009 reported earnings declines versus 2008 were special item charges for certain economic hedge activity and the impact of two non-recurring income tax matters in the current quarter, as well as an impairment for the pending sale of generation assets on Long Island, N.Y., announced last quarter. The special item charges for the third quarter of 2009 totaled $0.47 per share, compared with net special item credits of $0.09 per share a year ago. PPL’s reported earnings for the first nine months of 2009 included special item charges of $0.76 per share, compared with net special item credits of $0.17 per share for the same period of 2008.

Earnings from ongoing operations were $0.52 per share in the third quarter of 2009, compared with $0.45 per share a year ago. For the first nine months of 2009, earnings from ongoing operations were $1.43 per share, compared with $1.56 per share a year ago.

“At this point in the year, we are pleased with our financial performance and our ability to track ahead of plan, despite ongoing pressure on wholesale energy prices and customer demand due to the continuing weak economy and mild weather,” said James H. Miller, PPL’s chairman, president and chief executive officer. “Our relatively strong ongoing earnings results for the quarter reflect the continued benefits of cost-control actions we took early in the year.”

PPL reaffirmed its 2009 forecast of $1.60 to $1.90 per share in earnings from ongoing operations. PPL’s 2009 forecast of reported earnings is $0.84 to $1.14 per share, reflecting special items recorded through Sept. 30, 2009.

The 2009 forecast of reported earnings does not reflect the expected gain on the sale of PPL’s Maine hydroelectric business. As previously announced, the sale of six hydroelectric facilities to an affiliate of ArcLight Capital Partners, LLC is expected to result in a special after-tax gain of approximately $0.06 per share in the fourth quarter of 2009. This figure excludes an additional special after-tax gain of $0.02 per share in contingent consideration from ArcLight that would be realized upon completion of PPL’s previously announced sale of three other hydroelectric facilities to the Penobscot River Restoration Trust.

PPL also reaffirmed its 2010 earnings forecast of $3.10 to $3.50 per share. “We expect the significant increase in earnings that we forecast for 2010 to come almost entirely from increased margins in the company’s supply business,” Miller said.

“We remain convinced that our hedge programs, aggressively executed when forward power prices for 2010 were much higher than they are today, will provide greater earnings and cash flow predictability,” he said.

Third-Quarter 2009 Earnings Details

PPL’s reported earnings in the third quarter of 2009 included special item charges of $0.47 per share: $0.34 per share related to certain economic hedge activity; $0.07 per share related to a change in the method of accounting for certain expenditures for income tax purposes; and $0.06 per share for additional tax expense related to the 2007 sales of its Latin American businesses. The tax accounting change, for which IRS consent was received, is expected to provide a cash flow benefit of approximately $200 million in 2009, as well as smaller cash flow benefits in future periods.

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes special items. Special items include charges or credits that are unusual or nonrecurring. Special items also include unrealized gains and losses from energy-related non-trading economic hedges, foreign currency-related economic hedges and impairments of securities in PPL’s nuclear decommissioning trust funds.

(Dollars in millions, except for per share amounts)

	3rd Quarter
	2009	2008	% Change
Reported Earnings	$20	$203	-90%
Reported Earnings per Share	$0.05	$0.54	-91%
Earnings from Ongoing Operations	$195	$168	+16%
Per Share Earnings from Ongoing Operations	$0.52	$0.45	+16%

(See the tables at the end of the news release for details as to the reconciliation of reported earnings versus earnings from ongoing operations.)

Third-Quarter and Nine-Month 2009 Earnings by Business Segment

The following chart shows PPL’s earnings by business segment for the third quarter and first nine months of 2009, compared with the same periods of 2008.

	3rd Quarter		Year to Date
(per share)	2009	2008	2009	2008

Earnings from ongoing operations

Supply	$0.33	$0.16	$0.63	$0.60
Pennsylvania Delivery	0.07	0.09	0.26	0.34
International Delivery	0.12	0.20	0.54	0.62
Total	$0.52	$0.45	$1.43	$1.56

Special Items

Supply	$(0.41)	$0.10	$(0.67)	$0.18
Pennsylvania Delivery	-	(0.01)	(0.01)	(0.01)
International Delivery	(0.06)	-	(0.08)	-
Total	$(0.47)	$0.09	$(0.76)	$0.17

Reported earnings

Supply	$(0.08)	$0.26	$(0.04)	$0.78
Pennsylvania Delivery	0.07	0.08	0.25	0.33
International Delivery	0.06	0.20	0.46	0.62
Total	$0.05	$0.54	$0.67	$1.73

(For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Earnings from ongoing operations for PPL’s supply business segment increased in the third quarter of 2009 by $0.17 per share compared with 2008. Directly affecting this comparison were trading losses in 2008, caused by a dramatic decline in wholesale energy prices and lack of market liquidity.

Excluding this impact, energy margins were flat for the quarter. Positive drivers of this segment’s quarterly results include higher value from baseload generation, higher Eastern capacity prices and higher wholesale volumes in the West. Partially offsetting these benefits were lower margins on load-following agreements, higher operation and maintenance expenses at PPL’s Susquehanna nuclear plant and higher depreciation.

Earnings from ongoing operations for PPL’s supply business segment increased during the first nine months of 2009 by $0.03 per share compared with a year ago. This comparison also reflects the effect of trading losses in 2008. Positive earnings drivers for the nine-month period in 2009 were higher wholesale volumes in the West; higher capacity prices in the East; higher baseload generation; and a gain recorded on the repurchase of a portion of PPL Energy Supply’s debt in the first quarter of 2009. Partially offsetting these favorable impacts were lower marketing margins, due to lower margins on load-following agreements; higher average fuel expenses; higher income taxes; and higher depreciation.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric delivery operations of PPL Electric Utilities and included the delivery operations of PPL’s natural gas and propane businesses prior to their divestiture in October 2008.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined in the third quarter of 2009 by $0.02 per share compared with a year ago. This decline was primarily due to lower delivery revenues, resulting from the impacts of weather and the economy, and higher financing costs.

Earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined during the first nine months of 2009 by $0.08 per share compared with a year ago. This decline was primarily due to lower delivery revenues, higher financing costs, and the divestiture of PPL’s natural gas and propane businesses. Partially offsetting this decrease were lower operation and maintenance expenses.

International Delivery Segment
PPL’s international delivery business segment primarily includes the regulated electricity delivery operations of Western Power Distribution in the United Kingdom.

Earnings from ongoing operations for PPL’s international delivery business segment declined in the third quarter of 2009 by $0.08 per share compared with a year ago. This decline was the net result of higher U.K. and U.S. income taxes, less favorable currency exchange rates and lower financing costs.

Earnings from ongoing operations for PPL’s international delivery business segment declined during the first nine months of 2009 by $0.08 per share compared with a year ago. This decline was the net result of less favorable currency exchange rates, higher U.S. income taxes, lower operating expenses, lower financing costs and lower U.K. income taxes.

2009 Earnings Forecast

PPL projects earnings from ongoing operations of $1.60 to $1.90 per share in 2009, compared with $2.02 per share in 2008. This projected decline is primarily driven by less favorable currency exchange rates in the U.K. and higher operation and maintenance expenses, higher depreciation, and lower delivery revenues in Pennsylvania. These negative factors are expected to be partially offset by higher energy margins and lower financing costs.

2010 Earnings Forecast

PPL has reaffirmed its 2010 earnings forecast in a range of $3.10 to $3.50 per share. PPL has hedged nearly 100 percent of its expected baseload generation output for 2010 and continues to forecast strong growth in 2010 energy margins based on hedged power and fuel prices, as well as hedged capacity prices in the PJM Interconnection.

PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

Conference Call and Webcast

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about third-quarter 2009 financial results at 9 a.m. EDT Thursday, Oct. 29. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID# 36219786).

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges or credits that are unusual or nonrecurring. Special items also include unrealized gains and losses from energy-related non-trading economic hedges, foreign currency-related economic hedges and impairments of securities in PPL’s nuclear decommissioning trust funds. The energy-related, non-trading economic hedges are used to hedge a portion of the economic value of PPL’s generation assets and PPL’s load-following and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power). Also included in this special item is the ineffective portion of qualifying cash flow hedges. The foreign currency-related economic hedges are used to hedge a portion of the net income of the international delivery business segment. This economic value in U.S. dollars is subject to changes in the British Pound Sterling to the U.S. dollar exchange rate. Management believes that the exclusion of such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income attributable to PPL, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses, cash flow, asset disposition, marketing performance, hedging, regulation, corporate strategy and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheet (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2009	2008 (b)
Assets
Cash and cash equivalents	$696	$1,100
Price risk management assets - current	1,685	1,224
Assets held for sale	175
Other current assets	1,743	2,059
Investments	582	522
Property, plant and equipment
Electric plant	20,757	20,033
Gas and oil plant	68	68
Other property	163	156
	20,988	20,257
Less: accumulated depreciation	8,111	7,882
	12,877	12,375
Regulatory assets	493	737
Goodwill and other intangibles	1,427	1,400
Price risk management assets - noncurrent	1,839	1,392
Other noncurrent assets	427	596
Total assets	$21,944	$21,405

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$620	$1,375
Price risk management liabilities - current	1,425	1,324
Other current liabilities	1,748	1,603
Long-term debt (less current portion)	7,250	7,142
Deferred income taxes and investment tax credits	2,203	1,764
Price risk management liabilities - noncurrent	927	836
Accrued pension obligations	839	899
Other noncurrent liabilities	995	1,066
Common stock and capital in excess of par value	2,268	2,200
Earnings reinvested	3,726	3,862
Accumulated other comprehensive loss	(376)	(985)
Noncontrolling interests	319	319
Total liabilities and equity	$21,944	$21,405

(a)	The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.
(b)	Certain amounts from 2008 have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement (Unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended September 30,		9 Months Ended September 30,
	2009 (a)	2008 (a)(b)	2009 (a)	2008 (a)(b)

Operating Revenues
Utility	$955	$1,007	$2,901	$3,108
Unregulated retail electric and gas	34	43	108	110
Wholesale energy marketing (c)
Realized	999	748	2,564	1,610
Unrealized economic activity	(307)	1,157	(67)	361
Net energy trading margins	7	(132)	2	(82)
Energy-related businesses	117	148	321	394
Total Operating Revenues	1,805	2,971	5,829	5,501
Operating Expenses
Operation
Fuel	264	305	708	734
Energy purchases (c)
Realized	750	500	2,049	1,126
Unrealized economic activity	(79)	1,020	255	157
Other operation and maintenance	317	361	1,043	1,095
Amortization of recoverable transition costs	73	73	227	217
Depreciation	120	117	343	345
Taxes, other than income	70	77	209	224
Energy-related businesses	109	134	298	361
Total Operating Expenses	1,624	2,587	5,132	4,259
Operating Income	181	384	697	1,242
Other Income - net	9	8	38	32
Other-Than-Temporary Impairments		6	18	16
Interest Expense	106	119	294	335
Income from Continuing Operations Before Income Taxes	84	267	423	923
Income Taxes	34	57	101	277
Income from Continuing Operations After Income Taxes	50	210	322	646
Income (Loss) from Discontinued Operations (net of income taxes)	(24)	(2)	(53)	22
Net Income	26	208	269	668
Net Income Attributable to Noncontrolling Interests	6	5	15	15
Net Income Attributable to PPL Corporation	$20	$203	$254	$653

Amounts Attributable to PPL Corporation:
Income from Continuing Operations After Income Taxes	$44	$205	$307	$631
Income (Loss) from Discontinued Operations (net of income taxes)	(24)	(2)	(53)	22
Net Income	$20	$203	$254	$653

Earnings Per Share of Common Stock - Basic
Earnings from Ongoing Operations	$0.52	$0.45	$1.43	$1.56
Special Items	(0.47)	0.09	(0.76)	0.18
Net Income Available to PPL Corporation Common Shareowners	$0.05	$0.54	$0.67	$1.74

Earnings Per Share of Common Stock - Diluted
Earnings from Ongoing Operations	$0.52	$0.45	$1.43	$1.56
Special Items	(0.47)	0.09	(0.76)	0.17
Net Income Available to PPL Corporation Common Shareowners	$0.05	$0.54	$0.67	$1.73

Weighted-Average Shares of Common Stock Outstanding (thousands)
Basic	376,384	374,290	375,795	373,394
Diluted	376,716	375,096	376,113	374,984

(a)	Earnings in the 2009 and 2008 periods were impacted by several special items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these special items.
(b)	Certain amounts from 2008 have been reclassified to conform to the current year presentation.
(c)	PPL enters into certain non-trading energy or energy-related contracts to hedge future cash flows that are not eligible for hedge accounting, or where hedge accounting is not elected. Consistent with the treatment of the hedged item, unrealized and realized gains and losses on these transactions are reflected in "Wholesale energy marketing" or "Energy purchases."

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	9 Months Ended
	September 30,
	2009	2008

Cash Flows from Operating Activities
Net Income	$269	$668
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	345	347
Amortization of recoverable transition costs and other	286	286
Defined benefits	(29)	(55)
Deferred income taxes and investment tax credits	20	(56)
Gains related to the extinguishment of notes	(29)
Impairment of assets	109	53
Unrealized (gains) losses on derivatives and other hedging activities	256	(83)
Changes in working capital	(34)	(69)
Other operating activities	54	70
Net cash provided by operating activities	1,247	1,161

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(821)	(979)
Net expenditures for intangible assets	(58)	(272)
Net proceeds from (purchases of) other investments	150	(14)
Net (increase) decrease in restricted cash and cash equivalents	170	(70)
Other investing activities	(32)	(15)
Net cash used in investing activities	(591)	(1,350)

Cash Flows from Financing Activities
Net issuances (retirements) of long-term debt	(618)	400
Repurchase of common stock due to the repurchase program		(38)
Payment of common stock dividends	(386)	(365)
Net increase (decrease) in short-term debt	(70)	109
Other financing activities	14	10
Net cash provided by (used in) financing activities	(1,060)	116

Effect of Exchange Rates on Cash and Cash Equivalents		(5)

Net Decrease in Cash and Cash Equivalents	(404)	(78)
Cash and cash equivalents at beginning of period	1,100	430
Cash and cash equivalents included in assets held for sale		(3)

Cash and cash equivalents at end of period	$696	$349

Key Indicators

	12 Months Ended
	September 30,
Financial	2009	2008

Dividends declared per share	$1.37	$1.31
Book value per share (a)	$14.92	$14.91
Market price per share (a)	$30.34	$37.02
Dividend yield (a)	4.5%	3.5%
Dividend payout ratio (b)	97%	46%
Dividend payout ratio - earnings from ongoing operations (b)(c)	72%	61%
Price/earnings ratio (a)(b)	21.5	13.0
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	16.1	17.1
Return on average common equity	9.78%	19.68%
Return on average common equity - earnings from ongoing operations (c)	13.39%	15.62%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales

	3 Months Ended September 30,			9 Months Ended September 30,
			Percent			Percent
(millions of kwh)	2009	2008	Change	2009	2008	Change

Domestic Retail
Delivered (a)	9,061	9,624	(5.8%)	28,086	29,025	(3.2%)
Supplied	9,607	10,207	(5.9%)	29,748	30,732	(3.2%)

International Delivered
United Kingdom	5,825	6,186	(5.8%)	19,806	20,889	(5.2%)

Domestic Wholesale
East	7,914	8,783	(9.9%)	20,446	21,246	(3.8%)
West
NorthWestern Energy	571	633	(9.8%)	1,698	1,869	(9.1%)
Other West	2,273	3,010	(24.5%)	6,782	8,759	(22.6%)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

3rd Quarter 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$124	$27	$44	$195	$0.33	$0.07	$0.12	$0.52
Special Items
Unrealized losses from energy- related, non-trading economic hedges	(130)			(130)	(0.34)			(0.34)
Unrealized gains from foreign currency economic hedges			4	4
Income taxes - Latin American businesses			(24)	(24)			(0.06)	(0.06)
Changes in tax accounting method	(25)			(25)	(0.07)			(0.07)
Total special items	(155)		(20)	(175)	(0.41)		(0.06)	(0.47)
Reported Earnings	$(31)	$27	$24	$20	$(0.08)	$0.07	$0.06	$0.05

Year-to-Date September 30, 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$239	$99	$202	$540	$0.63	$0.26	$0.54	$1.43
Special Items
Unrealized losses from energy-related, non-trading economic hedges	(168)			(168)	(0.45)			(0.45)
Unrealized losses from foreign currency economic hedges			(2)	(2)			(0.01)	(0.01)
Adjustments - nuclear decom. trust investments (Q1, '09; Q2, '09; Q3, '09)	(1)			(1)
Impairments & other impacts - emission allowances (Q1, '09)	(15)			(15)	(0.04)			(0.04)
Impairments - assets held for sale & other (Q1, '09; Q2, '09)	(36)	(1)	(1)	(38)	(0.10)			(0.10)
Workforce reduction (Q1, '09)	(6)	(5)	(2)	(13)	(0.01)	(0.01)	(0.01)	(0.03)
Income taxes - Latin American businesses (Q3, '09)			(24)	(24)			(0.06)	(0.06)
Changes in tax accounting method (Q3, '09)	(25)			(25)	(0.07)			(0.07)
Total special items	(251)	(6)	(29)	(286)	(0.67)	(0.01)	(0.08)	(0.76)
Reported Earnings	$(12)	$93	$173	$254	$(0.04)	$0.25	$0.46	$0.67

12 Months Ended September 30, 2009	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$317	$138	$260	$715	$0.84	$0.36	$0.69	$1.89
Special Items
Unrealized losses from energy-related, non-trading economic hedges	(38)			(38)	(0.10)			(0.10)
Unrealized losses from foreign currency economic hedges			(2)	(2)			(0.01)	(0.01)
Sale of gas and propane businesses (Q4, '08; Q1, '09)		(1)		(1)
Adjustments - nuclear decom. trust investments (Q4, '08; Q1, '09; Q2, '09; Q3, '09)	(13)			(13)	(0.03)			(0.03)
Impairments & other impacts - emission allowances (Q4, '08; Q1, '09)	(13)			(13)	(0.04)			(0.04)
Impairments - assets held for sale & other (Q4, '08; Q1, '09; Q2, '09)	(52)	(1)	(2)	(55)	(0.14)			(0.14)
Workforce reduction (Q1, '09)	(6)	(5)	(2)	(13)	(0.01)	(0.01)	(0.01)	(0.03)
Income taxes - Latin American businesses (Q3, '09)			(24)	(24)			(0.06)	(0.06)
Changes in tax accounting method (Q3, '09)	(25)			(25)	(0.07)			(0.07)
Total special items	(147)	(7)	(30)	(184)	(0.39)	(0.01)	(0.08)	(0.48)
Reported Earnings	$170	$131	$230	$531	$0.45	$0.35	$0.61	$1.41

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

3rd Quarter 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$59	$36	$73	$168	$0.16	$0.09	$0.20	$0.45
Special Items
Unrealized gains from energy-related, non-trading economic hedges	67			67	0.18			0.18
Impairments & other impacts - emission allowances	(27)			(27)	(0.07)			(0.07)
Adjustments - nuclear decom. trust investments	(1)			(1)	(0.01)			(0.01)
Sale of gas and propane businesses		(4)		(4)		(0.01)		(0.01)
Total special items	39	(4)		35	0.10	(0.01)		0.09
Reported Earnings	$98	$32	$73	$203	$0.26	$0.08	$0.20	$0.54

Year-to-Date September 30, 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$225	$128	$233	$586	$0.60	$0.34	$0.62	$1.56
Special Items
Unrealized gains from energy-related, non-trading economic hedges	121			121	0.32			0.32
Impairments & other impacts - emission allowances (Q3, '08)	(27)			(27)	(0.07)			(0.07)
Adjustments - nuclear decom. trust investments (Q2, '08; Q3, '08)	(5)			(5)	(0.02)			(0.02)
Sale of gas and propane businesses (Q2, '08; Q3, '08)		(5)		(5)		(0.01)		(0.01)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Montana basin seepage litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Total special items	72	(5)		67	0.18	(0.01)		0.17
Reported Earnings	$297	$123	$233	$653	$0.78	$0.33	$0.62	$1.73

12 Months Ended September 30, 2008	(millions of dollars)				(per share)
		PA	Int'l			PA	Int'l
	Supply	Delivery	Delivery	Total	Supply	Delivery	Delivery	Total

Earnings from Ongoing Operations	$333	$163	$315	$811	$0.90	$0.43	$0.83	$2.16
Special Items
Unrealized gains from energy-related, non-trading economic hedges	133			133	0.35			0.35
Impairments & other impacts - emission allowances (Q3, '08)	(27)			(27)	(0.07)			(0.07)
Adjustments - nuclear decom. trust investments (Q2, '08; Q3, '08)	(5)			(5)	(0.02)			(0.02)
Sale of gas and propane businesses (Q4, '07; Q2, '08; Q3, '08)		(26)		(26)		(0.07)		(0.07)
Off-site remediation of ash basin leak (Q2, '08)	1			1
Montana basin seepage litigation (Q1, '08; Q2, '08)	(5)			(5)	(0.01)			(0.01)
Synfuel tax adjustment (Q1, '08)	(13)			(13)	(0.04)			(0.04)
Workforce reduction (Q4, '07)	(4)	(1)	(4)	(9)	(0.01)		(0.01)	(0.02)
Sale of Latin American businesses (Q4, '07)			213	213			0.57	0.57
Impairment of transmission rights (Q4, '07)	(1)			(1)
Total special items	79	(27)	209	261	0.20	(0.07)	0.56	0.69
Reported Earnings	$412	$136	$524	$1,072	$1.10	$0.36	$1.39	$2.85